EXHIBIT 99.1

WTW Reports Third Quarter 2022 Earnings

  Total revenue1 decreased 1% to $2.0 billion with organic growth of 6% over prior year
  Diluted Earnings per Share2 were $1.72 for the quarter, down 75% over prior year
  Adjusted Diluted Earnings per Share were $2.20 for the quarter, up 27% over prior year
  Income from Operations2 was $154 million or 7.9% of revenue, with margin down 4,940 basis points over prior year
  Adjusted Operating Income was $284 million or 14.5% of revenue, with margin up 110 basis points over prior year

ARLINGTON, Va. and LONDON, Oct. 27, 2022 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter ended September 30, 2022.

"We had a strong third quarter, which reflected increasing momentum as a result of the continued execution of our Grow, Simplify and Transform strategy,” said Carl Hess, WTW’s chief executive officer. “Our organic revenue growth accelerated to 6% as the investments we’ve made in talent, technology, and transformation began to yield results. In addition, we have expanded our adjusted operating margins, with 110 basis points of improvement over prior year. Looking ahead, our strategic momentum, continued strong demand for our services amidst macroeconomic volatility, and the resilience and flexibility of our business give us confidence in our ability to drive growth, expand margins and create value for our shareholders over the long-term.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q3-22	Q3-21	Y/Y Change
Total Revenue[1]	$1,953	$1,973	Reported (1)% | CC 4% | Organic 6%
Income from Operations[2]	$154	$1,131	(86)%
Operating Margin %[2]	7.9%	57.3%	(4,940) bps
Adjusted Operating Income	$284	$264	8%
Adjusted Operating Margin	14.5%	13.4%	110 bps
Net Income[2]	$192	$907	(79)%
Adjusted Net Income	$243	$224	8%
Diluted EPS[2]	$1.72	$6.99	(75)%
Adjusted Diluted EPS	$2.20	$1.73	27%

Revenue was $1.95 billion for the third quarter of 2022, a decrease of 1% as compared to $1.97 billion for the same period in the prior year. Excluding a 5% foreign currency headwind, revenue increased 4%. On an organic basis, revenue increased 6%.

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.
[2]	Income from Operations, Operating margin, Net income, and Diluted EPS for the third quarter of 2021 included the $1 billion income receipt that was received as a result of the termination of the proposed Aon transaction.

Net income for the third quarter of 2022 was $192 million, down 79% compared to Net income of $907 million in the prior-year third quarter. Adjusted EBITDA for the third quarter was $408 million, or 20.9% of revenue, down 2% compared to Adjusted EBITDA of $415 million, or 21.0% of revenue, in the prior-year third quarter. The U.S. GAAP tax rate for the third quarter was 0.7%, and the adjusted income tax rate for the third quarter used in calculating adjusted diluted earnings per share was 16.8%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $437 million for the nine months ended September 30, 2022, compared to $1.9 billion for the prior year-to-date period. Free cash flow for the nine months ended September 30, 2022 and 2021 was $337 million and $1.8 billion, respectively. During the third quarter and nine months ended September 30, 2022, the Company repurchased approximately $369 million and $3.1 billion of WTW stock, respectively.

Quarterly Business Highlights

  Investments to expand our talent base have begun to contribute to our performance as we see steady improvements and momentum in our client pipeline which we expect to become more meaningful going forward.
  Expanded our client solutions: upgraded the Global Peril Diagnostic Tool with hurricane tracking advisory and resiliency scoring to build next-level analytics, and launched a new client solution, called Risk IQ, providing risk specialists with autonomous access to the breadth of WTW’s leading risk and analytics solutions.
  Realized $29 million of incremental annualized Transformation Program savings, exceeding the original $30 million target for 2022 and bringing the total to $100 million in cumulative savings since the program’s inception.
  Continued to execute against our capital allocation strategy, repurchasing 1.8 million shares for $369 million during the quarter and 13.8 million shares for $3.1 billion for the nine months ended September 30, 2022.

Third Quarter 2022 Segment Highlights

Effective January 1, 2022, the Company realigned to provide its comprehensive offering of services and solutions to clients across two business segments: Health, Wealth & Career ("HWC") and Risk & Broking ("R&B") and three geographies: Europe, International and North America. Prior to January 1, 2022, WTW operated across four segments: Human Capital and Benefits; Corporate Risk and Broking; Investment, Risk and Reinsurance; and Benefits Delivery and Administration. Following the realignment, the two new segments consist of the following businesses:

  The HWC segment, which includes businesses previously aligned under the Human Capital and Benefits segment, the Benefits Delivery and Administration segment, and the Investment business, which was previously under the Investment, Risk and Reinsurance segment.
  The R&B segment, which includes businesses previously aligned under the Corporate Risk and Broking segment, as well as the Insurance Consulting and Technology business, which was previously under the Investment, Risk and Reinsurance segment.

Prior-year reconciliations for these new segments are available in an 8-K filed by the Company on March 14, 2022.

Health, Wealth & Career

As reported, USD millions, except %

Health, Wealth & Career	Q3-22	Q3-21	Y/Y Change
Total Revenue	$1,162	$1,168	Reported (1)% | CC 4% | Organic 4%
Operating Income	$236	$241	(2)%
Operating Margin %	20.3%	20.6%	(30) bps

The HWC segment had revenue of $1.16 billion, a decrease of 1% (4% increase constant currency and organic) from $1.17 billion in the prior-year third quarter. On an organic basis, all components of the segment contributed to growth, with Health and Career leading the segment. Growth in our Health business was driven by new client appointments and increases in advisory work and product sales. Our Wealth businesses generated organic revenue growth from higher levels of regulatory work in Great Britain and increased project activity related to financial market volatility, partially offset by headwinds from the negative impact of capital market performance. Our Career businesses grew revenue organically with increased participation and sales in our compensation benchmarking surveys and through increased project activity. Benefits Delivery & Outsourcing organic revenue growth was led by Medicare Advantage sales.

Operating margins in the HWC segment decreased 30 basis points from the prior-year third quarter to 20.3%, primarily due to investments in resourcing to support near term revenue expansion and our technology operating model.

Risk & Broking

As reported, USD millions, except %

Risk & Broking	Q3-22	Q3-21	Y/Y Change
Total Revenue	$765	$787	Reported (3)% | CC 3% | Organic 6%
Operating Income	$105	$138	(24)%
Operating Margin %	13.7%	17.5%	(380) bps

The R&B segment had revenue of $765 million, a decrease of 3% (3% increase constant currency and 6% increase organic) from $787 million in the prior-year third quarter. On an organic basis, Corporate Risk & Broking generated organic revenue growth across all regions, primarily driven by our global lines of business, most notably in Aerospace, Natural Resources and FINEX. Insurance Consulting and Technology's organic revenue grew primarily as a result of new software sales. Book-of-business settlement activity was largely in line with prior year and did not meaningfully affect Corporate Risk and Broking's organic growth rate.

Operating margins in the R&B segment decreased 380 basis points from the prior-year third quarter to 13.7%, primarily due to ongoing investments in talent.

2022 Outlook

Based on current and anticipated market conditions, the Company is maintaining its 2022 full-year targets for organic revenue growth, adjusted operating margin expansion, and non-cash pension income and raising its 2022 full-year targets for run-rate cost savings and foreign currency headwind to adjusted earnings per share as follows:

  Expect to deliver mid-single digit organic revenue growth
  Expect to deliver adjusted operating margin expansion for the full year 2022
  Expect to deliver approximately $110 million in cumulative run-rate savings from the Transformation Program by the end of FY2022, up from $80 million previously
  Expect approximately $20 million year-over-year decline in non-cash pension income
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.25-$0.30 at today’s rates, up from $0.20-$0.25 previously

2024 Outlook

In the third quarter of 2022, the Company completed the transfer of its ownership of its Russian subsidiaries to local management and, given current conditions, does not anticipate resuming operations in Russia within the foreseeable future. In light of the completion of the divestiture, current conditions, and current assessments about the impact of the divestiture on future revenues and expenses, WTW is recasting its 2024 financial targets as set forth in the table below. The Company estimates that the annualized run-rate impact from the divestiture of its Russian operations is approximately $120 million of revenue. WTW’s Russian business was highly profitable, with operating margins in excess of double the enterprise-level margins. While having recast its targets, the Company remains committed to delivering mid-single digit organic revenue growth and 400-500 basis points of adjusted operating margin expansion set at Investor Day in September 2021. The original and recast targets exclude the potential effects of fluctuations in foreign currency rates.

	Original Targets	Recast Targets
Revenue	$10+ billion	$9.9+ billion
Adjusted Operating Margin	24-25%	23-24%
3-year Free Cash Flow	$5-$6 billion	$4.3-$5.3 billion[1]
Adjusted Diluted EPS	$18.00-$21.00	$17.50-$20.50
Transformation Program Annual Cost Savings	$300 million	$360 million
Transformation Program Costs to Achieve	$750 million	$900 million
[1] Reflects cumulative impact of Russia, incremental cost to achieve additional Transformation Program savings and timing of tax payments.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the third quarter of 2022. It will be held on Thursday, October 27, 2022, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Income from discontinued operations, net of tax – Adjustment to remove the after-tax income from discontinued operations and the after-tax gain attributable to the divestiture of our Willis Re business.
  Restructuring costs and transaction and transformation, net – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation, net when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Pension settlement and curtailment gains and losses – Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Provisions for significant litigation – We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance and other recovery receivables.
  Tax effect of statutory rate changes – Relates to the incremental tax expense or benefit from significant statutory income tax rate changes enacted in material jurisdictions in which we operate.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense or benefit, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing or changing elections of certain income tax provisions available under the CARES Act.
  Tax effects of internal reorganization – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation, net and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception:

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, the impact of the global pandemic on our business, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue, costs, or margins), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, including the sale of Willis Re to Arthur J. Gallagher & Co. (‘Gallagher’), demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes, our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as ‘may,’ ‘will,’ ‘would,’ ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘plan,’ ‘continues,’ ‘seek,’ ‘target,’ ‘focus,’ ‘probably,’ or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy; our ability to successfully deploy cost-mitigation measures and achieve longer-term offsets; the risks related to changes in general economic (including a possible recession), business and political conditions, including changes in the financial markets and inflation; the risks to our business, financial condition, results of operations, and long-term goals that may be materially adversely affected by any negative impact on the global economy and capital markets resulting from or relating to inflation, the military conflict between Russia and Ukraine or any other geopolitical tensions and the withdrawal from our high margin businesses in Russia and our ability to achieve cost-mitigation measures; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of the ongoing COVID-19 pandemic, including supply chain, workforce availability, vaccination rates, new or emerging variants and further social-distancing orders in jurisdictions where we do business, on the demand for our products and services, our cash flows and our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy and cybersecurity; the risks relating to the sale of Willis Re to Gallagher, including incremental business, operational and regulatory risks created by transitional arrangements and pending transactions; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the impact of the anticipated replacement of the London Interbank Offered Rate (‘LIBOR’); our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2022	2021	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$1,162	$1,168	(1)%	(5)%	4%	0%	4%
Risk & Broking	765	787	(3)%	(6)%	3%	(3)%	6%
Segment Revenue	1,927	1,955	(1)%	(5)%	4%	(1)%	5%
Divested businesses and other	26	18
Revenue	$1,953	$1,973	(1)%	(5)%	4%	(1)%	6%

				Components of Revenue Change(i)
				Less:		Less:
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2022	2021	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career	$3,565	$3,580	0%	(3)%	3%	0%	3%
Risk & Broking	2,508	2,596	(3)%	(5)%	1%	(2)%	3%
Segment Revenue	6,073	6,176	(2)%	(4)%	2%	0%	3%
Divested businesses and other	71	116
Revenue	$6,144	$6,292	(2)%	(4)%	1%	(2)%	3%

(i) Components of revenue change may not add due to rounding.

SEGMENT OPERATING INCOME (i)

	Three Months Ended September 30,
	2022	2021

Health, Wealth & Career	$236	$241
Risk & Broking	105	138
Segment Operating Income	$341	$379

	Nine Months Ended September 30,
	2022	2021

Health, Wealth & Career	$710	$701
Risk & Broking	465	545
Segment Operating Income	$1,175	$1,246

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended September 30,
	2022	2021
Health, Wealth & Career	20.3%	20.6%
Risk & Broking	13.7%	17.5%

	Nine Months Ended September 30,
	2022	2021
Health, Wealth & Career	19.9%	19.6%
Risk & Broking	18.5%	21.0%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended September 30,
	2022	2021

Segment Operating Income	$341	$379
Divested businesses	—	(20)
Amortization	(71)	(85)
Restructuring costs	(9)	—
Transaction and transformation, net(ii)	(50)	952
Unallocated, net(iii)	(57)	(95)
Income from Operations	154	1,131
Interest expense	(54)	(50)
Other income, net	85	105
Income from continuing operations before income taxes	$185	$1,186

	Nine Months Ended September 30,
	2022	2021

Segment Operating Income	$1,175	$1,246
Divested businesses	—	(49)
Impairment (i)	(81)	—
Amortization	(239)	(285)
Restructuring costs	(71)	—
Transaction and transformation, net (ii)	(108)	877
Unallocated, net (iii)	(206)	(277)
Income from Operations	470	1,512
Interest expense	(154)	(161)
Other income, net	205	617
Income from continuing operations before income taxes	$521	$1,968

 (i) Represents the impairment related to the net assets of our Russian business that are held outside of our Russian entities.
 (ii) In 2022, in addition to legal fees and other transaction costs, includes primarily consulting fees related to the Transformation program. In 2021, includes the $1 billion income receipt related to the termination of, and fees related to, our then-proposed Aon combination.
 (iii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,
	2022	2021

Net Income attributable to WTW	$190	$903
Adjusted for certain items:
(Income)/loss from discontinued operations, net of tax	(8)	12
Amortization	71	85
Restructuring costs	9	—
Transaction and transformation, net	50	(952)
Gain on disposal of operations	(21)	(23)
Tax effect on certain items listed above(i)	(24)	199
Tax effect of the CARES Act	(24)	—
Adjusted Net Income	$243	$224

Weighted-average shares of common stock, diluted	111	129

Diluted Earnings Per Share	$1.72	$6.99
Adjusted for certain items:(ii)
(Income)/loss from discontinued operations, net of tax	(0.07)	0.09
Amortization	0.64	0.66
Restructuring costs	0.08	—
Transaction and transformation, net	0.45	(7.37)
Gain on disposal of operations	(0.19)	(0.18)
Tax effect on certain items listed above(i)	(0.22)	1.54
Tax effect of the CARES Act	(0.22)	—
Adjusted Diluted Earnings Per Share(ii)	$2.20	$1.73

 (i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

	Nine Months Ended September 30,
	2022	2021

Net Income attributable to WTW	$421	$1,820
Adjusted for certain items:
Loss/(income) from discontinued operations, net of tax	27	(247)
Impairment	81	—
Amortization	239	285
Restructuring costs	71	—
Transaction and transformation, net	108	(877)
Loss/(gain) on disposal of operations	11	(380)
Tax effect on certain items listed above(i)	(116)	144
Tax effect of the CARES Act	(24)	—
Tax effect on statutory rate change	—	40
Adjusted Net Income	$818	$785

Weighted-average shares of common stock, diluted	114	130

Diluted Earnings Per Share	$3.71	$14.00
Adjusted for certain items:(ii)
Loss/(income) from discontinued operations, net of tax	0.24	(1.90)
Impairment	0.71	—
Amortization	2.10	2.19
Restructuring costs	0.62	—
Transaction and transformation, net	0.95	(6.75)
Loss/(gain) on disposal of operations	0.10	(2.92)
Tax effect on certain items listed above(i)	(1.02)	1.11
Tax effect of the CARES Act	(0.21)	—
Tax effect on statutory rate change	—	0.31
Adjusted Diluted Earnings Per Share(ii)	$7.20	$6.04

 (i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2022		2021

Net Income	$192	9.8%	$907	46.0%
(Income)/loss from discontinued operations, net of tax	(8)		12
Provision for income taxes	1		267
Interest expense	54		50
Depreciation	60		69
Amortization	71		85
Restructuring costs	9		—
Transaction and transformation, net	50		(952)
Gain on disposal of operations	(21)		(23)
Adjusted EBITDA and Adjusted EBITDA Margin	$408	20.9%	$415	21.0%

	Nine Months Ended September 30,
	2022		2021

Net Income	$431	7.0%	$1,829	29.1%
Loss/(income) from discontinued operations, net of tax	27		(247)
Provision for income taxes	63		386
Interest expense	154		161
Impairment	81		—
Depreciation	191		212
Amortization	239		285
Restructuring costs	71		—
Transaction and transformation, net	108		(877)
Loss/(gain) on disposal of operations	11		(380)
Adjusted EBITDA and Adjusted EBITDA Margin	$1,376	22.4%	$1,369	21.8%

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
	2022		2021

Income from operations	$154	7.9%	$1,131	57.3%
Adjusted for certain items:
Amortization	71		85
Restructuring costs	9		—
Transaction and transformation, net	50		(952)
Adjusted operating income	$284	14.5%	$264	13.4%

	Nine Months Ended September 30,
	2022		2021

Income from operations	$470	7.6%	$1,512	24.0%
Adjusted for certain items:
Impairment	81		—
Amortization	239		285
Restructuring costs	71		—
Transaction and transformation, net	108		(877)
Adjusted operating income	$969	15.8%	$920	14.6%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended September 30,
	2022	2021
Income from continuing operations before income taxes	$185	$1,186

Adjusted for certain items:
Amortization	71	85
Restructuring costs	9	—
Transaction and transformation, net	50	(952)
Gain on disposal of operations	(21)	(23)
Adjusted income before taxes	$294	$296

Provision for income taxes	$1	$267
Tax effect on certain items listed above(i)	24	(199)
Tax effect of the CARES Act	24	—
Adjusted income taxes	$49	$68

U.S. GAAP tax rate	0.7%	22.5%
Adjusted income tax rate	16.8%	23.2%

	Nine Months Ended September 30,
	2022	2021
Income from continuing operations before income taxes	$521	$1,968

Adjusted for certain items:
Impairment	81	—
Amortization	239	285
Restructuring costs	71	—
Transaction and transformation, net	108	(877)
Loss/(gain) on disposal of operations	11	(380)
Adjusted income before taxes	$1,031	$996

Provision for income taxes	$63	$386
Tax effect on certain items listed above(i)	116	(144)
Tax effect of the CARES Act	24	—
Tax effect of statutory rate change	—	(40)
Adjusted income taxes	$203	$202

GAAP tax rate	12.1%	19.6%
Adjusted tax rate	19.7%	20.3%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities	$437	$1,877
Less: Additions to fixed assets and software for internal use	(100)	(109)
Free Cash Flow	$337	$1,768

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$1,953	$1,973	$6,144	$6,292

Costs of providing services
Salaries and benefits	1,225	1,255	3,802	3,991
Other operating expenses	384	385	1,263	1,169
Depreciation	60	69	191	212
Amortization	71	85	239	285
Restructuring costs	9	—	71	—
Transaction and transformation, net	50	(952)	108	(877)
Total costs of providing services	1,799	842	5,674	4,780

Income from operations	154	1,131	470	1,512

Interest expense	(54)	(50)	(154)	(161)
Other income, net	85	105	205	617

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	185	1,186	521	1,968

Provision for income taxes	(1)	(267)	(63)	(386)

INCOME FROM CONTINUING OPERATIONS	184	919	458	1,582

INCOME/(LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	8	(12)	(27)	247

NET INCOME	192	907	431	1,829

Income attributable to non-controlling interests	(2)	(4)	(10)	(9)

NET INCOME ATTRIBUTABLE TO WTW	$190	$903	$421	$1,820

EARNINGS PER SHARE
Basic earnings per share
Income from continuing operations per share	$1.65	$7.10	$3.95	$12.14
Income/(loss) from discontinued operations per share	0.07	(0.09)	(0.24)	1.90
Basic earnings per share	$1.72	$7.01	$3.71	$14.04
Diluted earnings per share
Income from continuing operations per share	$1.65	$7.08	$3.95	$12.10
Income/(loss) from discontinued operations per share	0.07	(0.09)	(0.24)	1.90
Diluted earnings per share	$1.72	$6.99	$3.71	$14.00

Weighted-average shares of common stock, basic	110	129	113	130
Weighted-average shares of common stock, diluted	111	129	114	130

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$1,496	$4,486
Fiduciary assets	11,190	11,014
Accounts receivable, net	1,884	2,370
Prepaid and other current assets	476	612
Current assets held for sale	5	6
Total current assets	15,051	18,488
Fixed assets, net	701	851
Goodwill	10,089	10,183
Other intangible assets, net	2,314	2,555
Right-of-use assets	584	720
Pension benefits assets	1,008	971
Other non-current assets	1,244	1,202
Total non-current assets	15,940	16,482
TOTAL ASSETS	$30,991	$34,970
LIABILITIES AND EQUITY
Fiduciary liabilities	$11,190	$11,014
Deferred revenue and accrued expenses	1,640	1,926
Current debt	250	613
Current lease liabilities	126	150
Other current liabilities	851	1,015
Current liabilities held for sale	65	6
Total current liabilities	14,122	14,724
Long-term debt	4,470	3,974
Liability for pension benefits	552	757
Deferred tax liabilities	758	845
Provision for liabilities	365	375
Long-term lease liabilities	608	734
Other non-current liabilities	203	253
Total non-current liabilities	6,956	6,938
TOTAL LIABILITIES	21,078	21,662
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,855	10,804
Retained earnings	1,706	4,645
Accumulated other comprehensive loss, net of tax	(2,720)	(2,186)
Treasury shares, at cost, 17,519 shares in 2022 and 2021	(3)	(3)
Total WTW shareholders' equity	9,838	13,260
Non-controlling interests	75	48
Total Equity	9,913	13,308
TOTAL LIABILITIES AND EQUITY	$30,991	$34,970

______
(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 108,662,482 (2022) and 122,055,815 (2021); Outstanding 108,662,482 (2022) and 122,055,815 (2021) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2022 and 2021.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$431	$1,829
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	191	212
Amortization	239	286
Impairment	81	—
Non-cash restructuring charges	56	—
Non-cash lease expense	94	108
Net periodic benefit of defined benefit pension plans	(113)	(125)
Provision for doubtful receivables from clients	13	13
(Benefit from)/provision for deferred income taxes	(92)	41
Share-based compensation	71	71
Net loss/(gain) on disposal of operations	76	(380)
Non-cash foreign exchange gain	(178)	(5)
Other, net	(1)	(21)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	270	175
Other assets	(198)	(135)
Other liabilities	(510)	(199)
Provisions	7	7
Net cash from operating activities	437	1,877

CASH FLOWS (USED IN)/FROM INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(100)	(109)
Capitalized software costs	(50)	(40)
Acquisitions of operations, net of cash acquired	(80)	—
Proceeds from sale of operations	1	726
Cash and fiduciary funds transferred in sale of operations	(29)	(216)
Sale of investments	200	—
Net cash (used in)/from investing activities	(58)	361

CASH FLOWS USED IN FINANCING ACTIVITIES
Senior notes issued	750	—
Debt issuance costs	(5)	—
Repayments of debt	(585)	(970)
Repurchase of shares	(3,090)	(1,000)
Proceeds from issuance of shares	7	2
Net proceeds from fiduciary funds held for clients	157	49
Payments of deferred and contingent consideration related to acquisitions	(22)	(19)
Cash paid for employee taxes on withholding shares	(32)	(8)
Dividends paid	(280)	(275)
Acquisitions of and dividends paid to non-controlling interests	(9)	(35)
Net cash used in financing activities	(3,109)	(2,256)

DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,730)	(18)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(290)	(99)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD(i)	7,691	6,301
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD(i)	$4,671	$6,184

_________
(i)  The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Nine Months Ended September 30,
	2022	2021
Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,496	$2,162
Fiduciary funds (included in fiduciary assets)	3,170	3,963
Cash and cash equivalents and fiduciary funds (included in current assets held for sale)	5	53
Other restricted cash (included in prepaids and other current assets)	—	6
Total cash, cash equivalents and restricted cash	$4,671	$6,184

(Decrease)/increase in cash, cash equivalents and other restricted cash	$(2,904)	$149
Increase/(decrease) in fiduciary funds	174	(167)
Total	$(2,730)	$(18)

Revision of previously issued financial statements - During the nine months ended September 30, 2022, to reflect the guidance on restricted cash presentation in FASB ASC 230, Statement of Cash Flows, WTW corrected the classification of its fiduciary funds balances, in the amounts shown in the table above, on its condensed consolidated statements of cash flows, by including these amounts in the total cash, cash equivalents and restricted cash amounts held at each balance sheet date. As a result, cash, cash equivalents, and restricted cash balances of $2.2 billion and $2.1 billion at September 30, 2021 and December 31, 2020, respectively, have been revised to $6.2 billion and $6.3 billion, respectively. Additionally, the effect of exchange rate changes on cash, cash equivalents, and restricted cash has been updated to include the effect of exchange rate changes on the fiduciary funds balances.

Prior to this correction, the changes in fiduciary funds were presented in fiduciary assets and liabilities on a gross basis in the cash flows from operating activities, where the amounts fully offset each period. In the current presentation, an additional line item, net (payments)/proceeds from fiduciary funds held for clients, has been included within cash flows from financing activities to represent the change in fiduciary funds balances during the periods. The remaining fiduciary assets and fiduciary liabilities, in equal and offsetting amounts, are no longer presented in the cash flows from operating activities. There was no impact to the total cash flows from operating activities as a result of these changes.